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                                                                    Exhibit 99.1

                    WORLDCOM FILES PLAN OF REORGANIZATION AND
                            CHANGES BRAND NAME TO MCI

            Groups Representing All Senior Noteholders Agree to Plan

          Company Appoints Robert T. Blakely as Chief Financial Officer

                  Moves Corporate Headquarters to Ashburn, Va.

ASHBURN, Va., April 14, 2003 - WorldCom, Inc. (WCOEQ, MCWEQ) today filed its proposed Plan of Reorganization with the U.S. Bankruptcy Court for the Southern District of New York, delivering on the company's "fast track" Chapter 11 reorganization schedule. Additionally, the company announced the appointment of Robert T. Blakely as its new CFO, a brand name change to MCI, and the relocation of its corporate headquarters to Ashburn, Va.

"We committed to file our Plan of Reorganization by April 15 and we delivered," said MCI's Chairman and CEO Michael Capellas. "Today's accomplishments are a tribute to our management team, advisors and major creditor constituencies. It is also an example of the tremendous will-to-win of the MCI employees, who worked with an outrageous sense of urgency."

"Our company has demonstrated a new fast and focused attitude and a commitment to emerge from Chapter 11 later this year as a leaner, stronger competitor," said Capellas. "From this day forward, our focus will be on serving our customers, strengthening our core assets, executing on our three-year business plan, and solidifying our position as the industry's leading Internet Protocol communications provider."

Proposed Plan of Reorganization

Representatives of the company's senior noteholder groups have agreed upon the economic terms of the proposed Plan. These groups represent a majority of the company's Official Committee of Unsecured Creditors that hold in excess of 90 percent of the dollar value of the claims in the company's Chapter 11 cases. The terms of the proposed Plan substantively consolidate the estates of the WorldCom and Intermedia entities, respectively, and reflect a settlement of various litigation arguments each group could have asserted. As part of the Plan, the company also agreed to a proposed capital structure for the reorganized company that will include approximately $3.5 billion-$4.5 billion in debt, net of cash.

Later today, the company will file a Disclosure Statement that explains the details of the proposed Plan. The proposed Plan and the Disclosure Statement will be available at the company's Restructuring Information Desk at http://www.mci.com.

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The company will request that a hearing on the adequacy of the Disclosure
Statement and related procedures to solicit votes in favor of the Plan be scheduled by the Bankruptcy Court for May 19, 2003.

100-Day Plan Completed

Capellas and his team announced in January 2003 a 100-Day Plan, the conclusion of which was today's filing. During the 100 days, the company implemented a number of new corporate governance measures. The company restructured its Board of Directors and installed a new leadership team. It has an active Ethics Office that, among other things, is implementing ethics and financial reporting training and enforcing a new Code of Ethics and Business Conduct.

In March, the company became the first nationwide local phone company, expanding its NeighborhoodSM offering to 48 contiguous states and Washington, D.C. Also, its integrated voice, data and Internet enterprise offering, MCI AdvantageSM, more than doubled its reach to serve all 94 U.S. metropolitan areas in which MCI has owned, local service facilities.

New CFO, Robert T. Blakely, Appointed

MCI appointed Blakely, who has served as Executive Vice President and Chief Financial Officer of both Tenneco Inc. and Lyondell Chemical, to fill its Chief Financial Officer position. Blakely recently competed a four-year appointment as a member of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board on issues relating to full and complete financial reporting and disclosure. He also served as a founding member of Standard & Poor's Issuer Advisory Council.

"Bob's 30 years of experience and reputation for upholding the highest standards will be a tremendous asset to MCI as we strive to regain trust with customers, employees and the financial community," said Capellas. "His background in accounting, internal controls, capital markets and general management makes him the ideal executive to lead our finance organization, help the company emerge from Chapter 11 protection later this year, and work closely with the investment community post-emergence."

Blakely will be based at MCI's corporate headquarters in Ashburn, Va.

Moving Forward with MCI Brand and Strategy

As part of its efforts to move forward, the company is unifying under a new corporate banner - MCI. The company's wholesale business will be sub-branded as UUNET.

"We wanted a new name that would make us proud," said Capellas. "Once we evaluated our branding options, we realized that we already had a winner - MCI. With established brand equity and a name that stands for integrity, innovation and value, we're ready to regain our leadership position in the marketplace."

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The company will launch a global multi-media advertising campaign, which begins today on U.S. television and in print and online throughout the U.S., Europe and Asia-Pacific. The campaign reinforces the company's three-year business plan, which outlines initiatives to position the company as a leader in the move toward convergence of local, long-distance and data services.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ) is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry's most complete global IP backbone and one of the world's most expansive, wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to http://www.mci.com.

Forward-Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to the company's bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management's expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism, including Operation Iraqi Freedom. More detailed information about those factors is contained in the company's filings with the Securities and Exchange Commission. We will continue to file documents with the Securities and Exchange Commission under the WorldCom, Inc. name until the effective date of the Plan of Reorganization. The effective date will not occur until after the Bankruptcy Court confirms the Plan of Reorganization.

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